Exhibit 99.1

FuelCell Energy Reports First Quarter of Fiscal 2024 Results

First Quarter Fiscal 2024 Financial Summary

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $16.7 million compared to $37.1 million
●	Gross loss of $11.7 million compared to a gross profit of $5.2 million
●	Loss from operations of $(42.5) million compared to $(22.5) million
●	Net loss per share was $(0.05) in both quarters

DANBURY, CT – March 7, 2024 – FuelCell Energy, Inc. (NASDAQ: FCEL) -- a global leader in decarbonizing power and producing hydrogen through our proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its first quarter ended January 31, 2024.

“In 2024, we continue to focus on the accelerated implementation of our Powerhouse Business Strategy. In the first quarter of fiscal year 2024, we reported lower revenues compared to the comparable prior-year quarter, although results were in line with our expectations,” said Mr. Jason Few, President and Chief Executive Officer. “It’s important to note that, during the comparable prior-year quarter, we reported a one-time revenue benefit from the expiration of a material right related to an extended warranty obligation and higher service revenues from required module replacements.”

“We expect that this quarter’s performance will be the low water mark of the fiscal year due to an increase in operational generation assets during the quarter and expected product sales over the balance of the fiscal year. For example, our two Derby, Connecticut-based projects were placed in service late in the first quarter of fiscal year 2024, increasing our generation operating portfolio to a total of 62.8 MW from 43.7 MW at the end of fiscal year 2023.”

“For fiscal year 2024, our top priorities remain commercializing our technologies, accelerating our global sales closure pace and repowering service efforts in Korea, maintaining a strong balance sheet, making disciplined capital allocation decisions and expanding our solid oxide manufacturing capacity,” added Mr. Few. “We continue to make significant progress building out our solid oxide manufacturing capabilities as we work to position ourselves as a high-efficiency solutions provider in the hydrogen marketplace. As an example, we recently executed an agreement with the U.S. Department of State to participate in a private-public project that will use FuelCell Energy’s solid oxide electrolysis technology with small modular nuclear reactors in Ukraine, which we believe will demonstrate the numerous benefits of a highly efficient, carbon-free, decentralized platform that can generate power and support food security through the production of hydrogen and ammonia.”

Mr. Few continued, “We remain excited about the prospects of our solutions in the market segments we have targeted to improve access, cost, resiliency, and sustainability of delivered energy and related value streams. We believe that interest in decentralized power generation continues to accelerate globally. We further believe that our recent contract with the University of

FuelCell Energy First Quarter Fiscal 2024 Results  Page 2

Connecticut (“UConn”) will be an excellent example of our solid oxide fuel cell (“SOFC”) platform answering the need for resilient distributed power. We have entered into a power purchase agreement with UConn to install four 250-kW (“SOFC units. Power from the SOFCs will be consumed by UConn’s new Innovation Partnership Building (“IPB”), and any unused power will be exported to the Eversource grid under the fuel cell net metering tariffs. Ultimately, we will work with UConn’s microgrid integrator to connect the SOFCs to the IPB microgrid that will be installed, and will include battery energy storage and intelligent controls. Adding to the environmental benefits, we will also be providing our heat recovery unit to convert our SOFC process heat to hot water, and pipe it into the IPB’s boiler room for heating, thereby reducing the University’s heating costs.”

“We see that commercial interest in our platforms is growing, aided by a realization that distributed power improves grid reliability, behind the meter time-to-power baseload power needs, and government policies around the world requiring delivery of clean energy and emission management, combined with the ability of our technologies to address key challenges, such as delivery of cost-effective clean hydrogen and securing scarce, purified CO2 with long-term price certainty. Moreover, we believe the push to decarbonize existing power infrastructure and the shift in power generation for both static and mobile applications to a hydrogen-based solution is building. We have seen firsthand the growing interest in solid oxide electrolyzers as we educate the market. We believe governments and industry will increasingly look to hydrogen as a major clean energy solution of the future as the value of high efficiency electrolysis increases.”

Mr. Few concluded, “As I discussed in my annual shareholder letter published last month, we continuously recalibrate our Powerhouse Business Strategy to align our operational expansion and commercialization of our platforms. We are working toward capitalizing on the global energy transition, while keeping a disciplined focus on cash management and the strength of our balance sheet. We believe that 2024 will be a significant year of transition ahead of anticipated growth, and we look forward to achieving major milestones throughout the balance of fiscal year 2024 as we work to deliver for our stakeholders.”

Consolidated Financial Metrics

	Three Months Ended January 31,
(Amounts in thousands)	2024	2023	Change
Total revenues	$16,691	$37,073	(55%)
Gross (loss) profit	(11,725)	5,237	(324%)
Loss from operations	(42,478)	(22,455)	89%
Net loss	(44,399)	(21,086)	111%
Net loss attributable to common stockholders	(20,593)	(19,422)	6%
Net loss per basic and diluted share	$ (0.05)	$ (0.05)	-%

EBITDA *	(33,879)	(17,050)	99%
Adjusted EBITDA *	$ (29,144)	$ (14,413)	102%

* A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

First Quarter of Fiscal 2024 Results

Note: All comparisons between periods are between the first quarter of fiscal 2024 and the first quarter of fiscal 2023, unless otherwise specified.

FuelCell Energy First Quarter Fiscal 2024 Results  Page 3

First quarter revenue of $16.7 million represents a decrease of 55% from the comparable prior year quarter, driven by lower service and product revenue recognized, offset by higher generation revenue recognized as discussed below.

●	Product revenues for the three months ended January 31, 2024 were $0 compared to $9.1 million for the three months ended January 31, 2023. Our December 2021 Settlement Agreement with POSCO Energy Co., Ltd. and its subsidiary, Korea Fuel Cell Co., Ltd. (“KFC”), included an option to purchase an additional 14 modules (in addition to the 20 modules that were purchased by KFC during fiscal year 2022). This option included a material right related to an extended warranty obligation for the modules. The option was not exercised by KFC as of the expiration date of December 31, 2022 and, as a result, the Company recognized $9.1 million of product revenues during the three months ended January 31, 2023, which represents the consideration allocated to the material right if the option had been exercised.

●	Service agreements revenues decreased to $1.6 million from $13.9 million. Service agreements revenues recognized during the first quarter of fiscal 2023 were primarily driven by module exchanges at the plant in Woodbridge, CT, which originally achieved commercial operations in fiscal year 2017, and at the plants owned by Korea Southern Power Company in Korea, which achieved commercial operations in fiscal year 2018. The decrease in service agreements revenues for the first quarter of fiscal 2024 is primarily due to the fact that there were no module exchanges during the quarter. The Company completed a multi-year fleet upgrade in fiscal 2023 and is now entering a lighter module replacement cycle based on the deployment of longer life modules during the fleet upgrade. As a result, we expect lower service agreements revenues in fiscal 2024 compared to fiscal 2023. The Company currently does not expect any MW class module exchanges until the fourth quarter of fiscal 2024.

●	Generation revenues increased 10% to $10.5 million from $9.6 million, primarily due to the fact that we recorded revenue for the Toyota and Derby projects, which began operations in the first quarter of fiscal 2024.

●	Advanced Technologies contract revenues increased slightly to $4.6 million from $4.5 million. Compared to the first quarter of fiscal 2023, Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $0.1 million higher during the three months ended January 31, 2024 and revenue recognized under government contracts and other contracts were approximately $0.1 million lower for the three months ended January 31, 2024. Advanced Technologies contract revenues for the first quarter of fiscal 2024 also include revenues arising from the purchase order received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation.

Gross loss for the first quarter of fiscal 2024 totaled $11.7 million, compared to a gross profit of $5.2 million in the comparable prior year quarter. The gross loss for the first quarter of 2024 is in part a result of unfavorable margins for generation, which included expensed construction and gas costs related to the Toyota Project of $3.5 million and a derivative loss of $1.9 million related to a natural gas purchase contract in the three months ended January 31, 2024. The gross profit in the comparable prior year period is a direct result of favorable product margins as the product revenue recognized in the first quarter of fiscal 2023 had no corresponding costs, along with lower manufacturing variances compared to the first quarter of fiscal 2024. In the first quarter of fiscal 2023, the Company also realized higher service margins due to new module exchanges occurring in the quarter, offset by lower generation margins due to $7.6 million of expensed construction and gas costs related to construction of the Toyota project.

FuelCell Energy First Quarter Fiscal 2024 Results  Page 4

Operating expenses for the first quarter of fiscal 2024 increased to $30.8 million from $27.7 million in the first quarter of fiscal 2023. Research and development expenses increased to $14.4 million during the first quarter of fiscal 2024 compared to $12.7 million in the first quarter of fiscal 2023. The increase in research and development expenses reflects an increase in spending, including spending on labor and materials, on the Company’s ongoing commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon recovery solutions compared to the comparable prior year period.

Net loss was $(44.4) million in the first quarter of fiscal 2024, compared to net loss of $(21.1) million in the first quarter of fiscal 2023.

Adjusted EBITDA totaled $(29.1) million in the first quarter of fiscal 2024, compared to Adjusted EBITDA of $(14.4) million in the first quarter of fiscal 2023. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the first quarter of fiscal 2024 was $(0.05), which remained unchanged compared to the first quarter of fiscal 2023. The net loss per common share in the first quarter of fiscal 2024 benefited from the higher number of weighted average shares outstanding due to share issuances since January 31, 2023. The net loss per common share for the first quarter of fiscal 2024 also benefited from the net loss attributable to noncontrolling interests totaling $24.6 million in the period, primarily due to the tax equity financing of the Derby, CT projects, or approximately $0.05 per share compared to $2.5 million or approximately $0.01 per share in the prior year period.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $348.8 million as of January 31, 2024, compared to $403.3 million as of October 31, 2023. Of the $348.8 million total as of January 31, 2024, unrestricted cash and cash equivalents totaled $297.5 million and restricted cash and cash equivalents totaled $51.3 million. Of the $403.3 million total as of October 31, 2023, cash and cash equivalents and restricted cash and cash equivalents totaled $299.6 million and short-term investments totaled $103.8 million. Short-term investments are U.S. Treasury Securities, all of which had matured as of January 31, 2024.

During the quarter, the Company received funding of $21.1 million from the previously announced tax equity financing transaction with Franklin Park 2023 FCE Tax Equity Fund, LLC for the two projects in Derby, CT. In addition, the Company successfully completed the previously disclosed technical improvement plan for the Groton Project and has achieved one year of operations since the commencement of commercial operations. This resulted in the Company receiving funding of $4 million from East West Bank, who is the tax equity investor in the Groton Project.

“We are pleased with the project financing activity in the quarter and have taken, and will continue to take, proactive steps to help maintain the balance sheet strength required to support our growth objectives,” said Mr. Michael Bishop, Executive Vice President, Chief Financial Officer and Treasurer. “Given the Company’s carbonate inventory position, we continue to monitor and make adjustments to our production rate to meet current and expected demand from our Torrington facility.”

FuelCell Energy First Quarter Fiscal 2024 Results  Page 5

Backlog

	As of January 31,
(Amounts in thousands)	2024	2023	Change
Product	$ -	$ -	$ -
Service	140,361	99,852	40,509
Generation	861,579	934,484	(72,905)
Advanced Technologies	23,609	26,771	(3,162)
Total Backlog	$ 1,025,549	$ 1,061,107	$ (35,558)

Backlog decreased by approximately 3.4% to $1.03 billion as of January 31, 2024, compared to $1.06 billion as of January 31, 2023, primarily as a result of revenue recognition under generation, service and advanced technologies agreements since January 31, 2023. This decline in backlog was partially offset by new service agreements backlog as a result of the service agreement with Noeul Green Energy Co., Ltd. entered into during the fiscal year ended October 31, 2023 and new Advanced Technologies contract backlog as a result of the purchase order received from Esso during the quarter ended January 31, 2024.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss first quarter results for fiscal year 2024 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 7th earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 in the section entitled "Management's Discussion and Analysis of Financial Condition

FuelCell Energy First Quarter Fiscal 2024 Results  Page 6

and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the Company’s capacity expansion, the capabilities of the Company’s products, and the markets in which the Company expects to operate.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in delivering environmentally responsible distributed baseload energy platform solutions through our proprietary fuel cell technology. FuelCell Energy is focused on advancing sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, resilience, reliability, affordability, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, municipalities, and communities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy First Quarter Fiscal 2024 Results  Page 7

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2024	October 31, 2023
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$297,466	$249,952
Restricted cash and cash equivalents – short-term	5,957	5,159
Investments – short-term	-	103,760
Accounts receivable, net	3,346	3,809
Unbilled receivables	22,451	16,296
Inventories	102,859	84,456
Other current assets	13,152	12,881
Total current assets	445,231	476,313

Restricted cash and cash equivalents – long-term	45,376	44,465
Inventories – long-term	2,743	7,329
Project assets, net	260,790	258,066
Property, plant and equipment, net	97,941	89,668
Operating lease right-of-use assets, net	8,197	8,352
Goodwill	4,075	4,075
Intangible assets, net	15,752	16,076
Other assets	43,075	51,176
Total assets (1)	$923,180	$$955,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,198	$10,067
Current portion of operating lease liabilities	694	599
Accounts payable	17,055	26,518
Accrued liabilities	22,323	26,313
Deferred revenue	3,616	2,406
Total current liabilities	53,886	65,903

Long-term deferred revenue and customer deposits	686	732
Long-term operating lease liabilities	8,912	8,992
Long-term debt and other liabilities	117,670	119,588
Total liabilities (1)	181,154	195,215

Redeemable Series B preferred stock (liquidation preference of $64,020 as of January 31, 2024 and October 31, 2023)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of January 31, 2024 and October 31, 2023; 451,862,054 and 450,626,862 shares issued and outstanding as of January 31, 2024 and October 31, 2023, respectively	45	45
Additional paid-in capital	2,200,862	2,199,661
Accumulated deficit	(1,535,334)	(1,515,541)
Accumulated other comprehensive loss	(1,639)	(1,672)
Treasury stock, Common, at cost (290,866 and 246,468 shares as of January 31, 2024 and October 31, 2023, respectively)	(1,129)	(1,078)
Deferred compensation	1,129	1,078
Total stockholder’s equity	663,934	682,493
Noncontrolling interests	18,235	17,955
Total equity	682,169	700,448
Total liabilities, redeemable Series B preferred stock and total equity	$923,180	$955,520
(1)	As of January 31, 2024 and October 31, 2023, the combined assets of the variable interest entities (“VIEs”) were $313,629 and $235,290, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $3,764, unbilled accounts receivable of $5,133, operating lease right of use assets of $1,676, other current assets of $127,511, restricted cash and cash equivalents of $624, project assets of $171,094 and other assets of $3,826 as of January 31, 2024, and cash of $4,797, unbilled accounts receivable of $1,876, other current assets of $50,713, operating lease right of use assets of $1,680, project assets of $170,444, derivative asset of $4,127 and other assets of $1,125 as of October 31, 2023. The combined liabilities of the VIEs as of January 31, 2024 include short-term operating lease liabilities of $203, accounts payable of $177,279, accrued liabilities of $21 long-term operating lease liability of $2,155 and other non-current liabilities of $229 and, as of October 31, 2023, include short-term operating lease liabilities of $203, accounts payable of $165,824, long-term operating lease liability of $2,159 and other non-current liabilities of $187.

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2024	2023
Revenues:
Product	$-	$9,095
Service	1,617	13,882
Generation	10,493	9,557
Advanced Technologies	4,581	4,539
Total revenues	16,691	37,073
Costs of revenues:
Product	2,391	1,029
Service	1,888	10,945
Generation	20,894	16,602
Advanced Technologies	3,243	3,260
Total costs of revenues	28,416	31,836
Gross (loss) profit	(11,725)	5,237
Operating expenses:
Administrative and selling expenses	16,400	15,009
Research and development expenses	14,353	12,683
Total costs and expenses	30,753	27,692
Loss from operations	(42,478)	(22,455)
Interest expense	(2,338)	(1,512)
Interest income	4,067	3,410
Other (expense) income, net	(3,650)	49
Loss before provision for income taxes	(44,399)	(20,508)
Provision for income taxes	-	(578)
Net loss	(44,399)	(21,086)
Net loss attributable to noncontrolling interest	(24,606)	(2,464)
Net loss attributable to FuelCell Energy, Inc.	(19,793)	(18,622)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(20,593)	$(19,422)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.05)	$(0.05)
Basic and diluted weighted average shares outstanding	451,637,041	405,803,753

FuelCell Energy First Quarter Fiscal 2024 Results  Page 9

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,

(Amounts in thousands)	2024	2023
Net loss	$ (44,399)	$(21,086)
Depreciation and amortization (1)	8,599	5,405
Provision for income taxes	-	578
Other (expense) income, net (2)	3,650	(49)
Interest income	(4,067)	(3,410)
Interest expense	2,338	1,512
EBITDA	$ (33,879)	$ (17,050)
Stock-based compensation expense	2,876	2,637
Unrealized loss on natural gas contract derivative asset (3)	1,859	-
Adjusted EBITDA	$ (29,144)	$ (14,413)

(1)	Includes depreciation and amortization on our Generation portfolio of $6.8 million and $4.2 million for the three months ended January 31, 2024 and 2023, respectively.
(2)	Other (expense) income, net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a derivative loss of $1.9 million for the three months ended January 31, 2024 related to natural gas purchases. There was no comparable loss in the prior year as the Company changed its designation in the fourth quarter of fiscal year 2023 as a result of net settling certain natural gas purchases under a previous normal purchase normal sale contract designation, which resulted in a change to mark-to-market accounting. There were no derivative gains or losses for the three months ended January 31, 2023. This loss is classified as Generation cost of sales.